EXHIBIT 10.33

SEARS HOLDINGS	Louis J. D’Ambrosio Chief Executive Officer and President Sears Holdings Corporation 3333 Beverly Road Hoffman Estates, IL 60179

March 10, 2011

Mr. W. Bruce Johnson

Dear Bruce:

The purpose of this letter is to confirm our offer to make a change to your leadership role and compensation package. Although this letter serves as confirmation of these changes, the offer is subject to the approval of the Compensation Committee of the Sears Holdings Corporation Board of Directors (“Compensation Committee”).

The changes to your compensation package are as follows:

•

Your title, effective February 24, 2011, is Executive Vice President—Off-Mall Businesses and Supply Chain. For the avoidance of doubt, and as acknowledged in your offer letter of January 28, 2008, you agree that your resumption of this EVP role does not constitute Good Reason under the terms of your February 2006 Executive Severance/Non-Compete Agreement (“ESA”).

•

With respect to the 40,000 shares of restricted stock you were granted on April 6, 2010, which grant is scheduled to vest on a graduated basis, with 10,000 shares vesting on each of the first four anniversaries of the grant date, if your employment is involuntarily terminated (other than for Cause, death or Disability, as such capitalized terms are defined in the ESA), as of such termination date you will be deemed to have vested in any portion of your April 6, 2010 restricted stock grant that you were scheduled to vest in during the fifteen (15) months immediately following such termination date.

These changes will be reflected in a restatement of the Restricted Stock Award Agreement you received with respect to the April 6, 2010 restricted stock grant.

•	The remaining elements of your compensation and benefits package, as currently in effect, will remain unchanged.

To accept this offer and the terms provided herein, please sign below and return this letter to me.

Sincerely,

/s/ Louis J. D’Ambrosio
Louis J. D’Ambrosio

Confirmed and Accepted:

/s/ W. Bruce Johnson	3/10/2011
W. Bruce Johnson	Date